Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Date: March 5, 2020	Patrick T. Oakes
Executive Vice President & CFO
404.995.6079

Tommy Holder Joins Atlantic Capital Board of Directors;  Charlie Shufeldt to retire

Atlanta, Georgia, March 5, 2020 – Atlantic Capital Bancshares, Inc. (NASDAQ: ACBI) (“Atlantic Capital”), the parent company of Atlantic Capital Bank, N.A., announced today that Thomas M. “Tommy” Holder has been appointed to the Board of Directors.  Mr. Holder will serve a term expiring at the 2020 Annual Meeting of Shareholders.  Mr. Holder was also appointed to the Compensation Committee and the Governance and Nominating Committee of the Board of Directors.    In addition, R. Charles Shufeldt has notified the Board of Directors that he intends to retire at the conclusion of his current term in order to spend more time with family.

“We want to extend our appreciation to Charlie for his many contributions to our success.  He has been instrumental in our evolution from a privately held community bank to a publicly held institution and Atlanta’s hometown business bank.” said Doug Williams, Chief Executive Officer of the Company. “His leadership and strategic insight in our board room will be missed,” added Sonny Deriso, Chairman of the Board of Directors.  “He is both a valuable board member and a personal friend, and we wish him the best in his future endeavors.”

“We are excited to welcome Tommy to our Board of Directors, and believe that his business, leadership and board experience, as well as his extensive knowledge of the Atlanta markets that we serve, will be instrumental as we continue to implement our Atlanta-based strategy,” said Mr. Williams.” Mr. Deriso added, “Tommy has been deeply involved in community and philanthropic causes in Atlanta for many years, and I look forward to working with him at Atlantic Capital.”

Mr. Holder has served as the CEO of Holder Construction Company since 1989 and as CEO and chairman since 1997 after serving in various positions in operations and management since 1976. A native of Atlanta and an active member in the community, Mr. Holder serves as board chair of Children’s Healthcare of Atlanta and is chair of the Facilities Committee of the Woodruff Arts Center. He has served on the Georgia Power Company (NYSE) board of directors since May 2019.  In addition, he is a board member of the Westside Future Fund, the Metro Atlanta Chamber of Commerce, the Georgia Research Alliance, the Georgia Tech Foundation and the Georgia Historical Society. He is also a member of the Rotary Club of Atlanta.

Additional Information about Atlantic Capital Bancshares, Inc.

Atlantic Capital Bancshares, Inc. is a $2.9 billion publicly traded bank holding company headquartered in Atlanta, Georgia.  Atlantic Capital offers commercial and not-for-profit banking services, specialty corporate financial services, private banking services and commercial real estate finance solutions to privately held companies and individuals in Atlanta, as well as specialized financial services to select clients nationally.